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                     June 3, 2021

       Peter M. Rogers
       Chief Financial Officer
       Echo Global Logistics, Inc.
       600 West Chicago Avenue
       Suite 725
       Chicago, Illinois 60654

                                                        Re: Echo Global
Logistics, Inc.
                                                            Form 10-K for
Fiscal Year Ended December 31, 2020
                                                            Filed February 26,
2021
                                                            File No. 001-34470

       Dear Mr. Rogers:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation